Registration Statement No. 333-237342

Filed Pursuant to Rule 433

Bank of Montreal Medium Term Notes, Series G Equity Linked Securities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due May 18, 2026

Term Sheet to Preliminary Pricing Supplement dated May 10, 2022

Summary of Terms

Issuer:	Bank of Montreal
Market Measure:	S&P 500® Index (the “Index”)
Pricing Date*:	May 13, 2022
Issue Date*:	May 18, 2022
Face Amount and Original Offering Price:	$1,000 per security
Automatic Call:	If the closing level of the Index on any call date is greater than or equal to the starting level, the securities will be automatically called for the original offering price plus the call premium applicable to that call date.
Call Dates* and Call Premiums:	The first call date is scheduled to occur on May 18, 2023, and will occur quarterly thereafter through May 11, 2026 (the "final calculation day"). The call dates and call premiums are set forth in the table on the right.
Call Settlement Date:	Five business days after the applicable call date (if the securities are called on the last call date, the call settlement date will be the stated maturity date)
Maturity Payment Amount (per security):	• if the ending level is less than the starting level, but greater than or equal to the threshold level: $1,000; or • if the ending level is less than the threshold level: $1,000 minus:
Stated Maturity Date*:	May 18, 2026
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the final calculation day
Threshold Level:	60% of the starting level
Calculation Agent:	BMO Capital Markets Corp.
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.475%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and Wells Fargo Securities, LLC may pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	06368GT23
Material Tax Consequences:	See the preliminary pricing supplement.
*subject to change ** In addition, selected dealers may receive a fee of up to 0.40% for marketing and other services

Call Dates*	Call Premium***	Payment per Security upon Automatic Call
May 18, 2023	At least 7.00%	At least $1,070.00
August 18, 2023	At least 8.75%	At least $1,087.50
November 20, 2023	At least 10.50%	At least $1,105.00
February 20, 2024	At least 12.25%	At least $1,122.50
May 20, 2024	At least 14.00%	At least $1,140.00
August 19, 2024	At least 15.75%	At least $1,157.50
November 18, 2024	At least 17.50%	At least $1,175.00
February 18, 2025	At least 19.25%	At least $1,192.50
May 19, 2025	At least 21.00%	At least $1,210.00
August 18, 2025	At least 22.75%	At least $1,227.50
November 18, 2025	At least 24.50%	At least $1,245.00
February 18, 2026	At least 26.25%	At least $1,262.50
May 11, 2026	At least 28.00%	At least $1,280.00

*** to be determined on the pricing date; the call premium for each call date represents a percentage of the original offering price.

If the securities are not automatically called and the ending level is less than the threshold level, you will lose more than 40.00%, and possibly all, of the original offering price of your securities at maturity.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of the Index on the applicable call date significantly exceeds the starting level. You will not participate in any appreciation of the Index beyond the applicable call premium.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $945.80 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $905.80 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465922006551/g55220fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and "Risk Factors" in the accompanying preliminary pricing supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk disclosures carefully.

Risks Relating To The Terms And Structure Of The Securities

•      If The Securities Are Not Automatically Called And The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 40.00%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

•      No Periodic Interest Will Be Paid On The Securities.

•      The Potential Return On The Securities Is Limited To The Call Premium And May Be Lower Than The Return On A Direct Investment In the Index.

•      Higher Call Premiums Are Associated With Greater Risk.

•      You Will Be Subject To Reinvestment Risk.

•      Your Return On The Securities Could Be Less Than If You Owned Securities Included In The Index.

•      A Call Settlement Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risks Relating To An Investment In Bank Of Montreal’s Structured Debt Securities, Including The Securities

•      The Securities Are Subject To The Credit Risk Of Bank Of Montreal.

•      The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•      The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•      The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Risks Relating To The Value Of The Securities And Any Secondary Market

•      The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•      The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating to The Index

•      Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

•      Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Payments On the Securities.

•      We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

•      We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

Additional Risks

•      Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

•      The Tax Consequences Of An Investment In The Securities Are Uncertain.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

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